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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of WestPoint Stevens Inc. pertaining to the WestPoint Stevens Inc. Omnibus Stock Incentive Plan (as amended), and to the incorporation by reference therein of our report dated February 2, 2000, except for note 13, as to which the date is March 24, 2000, with respect to the consolidated financial statements and schedule of WestPoint Stevens Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

August 22, 2000